                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                GROGENESIS, INC.
             (Exact name of Registrant as specified in its charter)

        Nevada                                           42-1771870
(State of Incorporation)                    (I.R.S. Employer Identification No.)

           Highway 79 North
           Springville, TN                                 38256
(Address of principal executive offices)                 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange of which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
  Not applicable                                         Not applicable

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not Applicable

       Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                (Title of Class)
ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Registrant is authorized to issue up to 750,000,000 shares of common stock with a par value of $0.001 par share. Holders of the Registrant's common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available.
Upon liquidation, dissolution or winding up of the Registrant, and after payment of creditors, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Registrant's Articles of
Incorporation, on such terms and conditions and for such consideration as the
Board may deem appropriate without further shareholder action.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.

ITEM 2. EXHIBITS

Exhibit                                             Incorporated by Reference
Number     Exhibit Description          Form     File No.   Exhibit  Filing Date
------     -------------------          ----     --------   -------  -----------
  3.1    Articles of Incorporation     10-Q/A                 3.1     5/14/2015
  3.2    Bylaws                           S-1   333-168337    3.2     7/27/2010

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
                                   SIGNATURES

In accordance with Section 12 of the Exchange Act of 1934, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    GroGenesis, Inc.
                                     (Registrant)

Date: May 14, 2015                  By: /s/ Joseph Fewer
                                       -----------------------------------------
                                    Name:  Joseph Fewer
                                    Title: Chief Executive Officer and President

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